Exhibit 107.1
CALCULATION OF FILING FEE TABLES
FORM
S-8
REGISTRATION STATEMENT
(Form Type)
Vistra Corp.
(Exact Name of registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	5,500,000	$70.82 (2)	$389,510,000 (2)	$ 147.60 per $1,000,000	$57,491.68

Total Offering Amounts							$57,491.68

Total Fee Offsets							$0

Net Fees Due							$57,491.68

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form
S-8
also covers any additional shares of Common Stock, par value $0.01 per share (“Common Stock”) of Vistra Corp. in respect of the securities identified in the above table that may become issuable through the Vistra Corp. 2016 Omnibus Incentive Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act and based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on July 30, 2024.